Exhibit 99.1

QUAINT OAK BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS

Southampton, Pa., Oct. 25, 2012 – Quaint Oak Bancorp, Inc. (the “Company”) (OTCBB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended September 30, 2012 was $242,000, or $0.27 per basic and diluted share, compared to $111,000, or $0.13 per basic and diluted share for the same period in 2011. Net income for the nine months ended September 30, 2012 was $791,000, or $0.89 per basic and diluted share compared to $385,000, or $0.44 per basic and diluted share for the same period in 2011.

       Robert T. Strong, President and Chief Executive Officer stated, “We are extremely pleased to report that our net income for the quarter ended September 30, 2012 increased $131,000 over the prior year period.  This strong performance is a result of our continuing efforts to increase our lending activity including our mortgage banking activity which has resulted in high fee income and an improvement in our net interest margin.  For the quarter ended September 30, 2012 our net interest margin improved to 3.99% from 3.48% for the quarter ended September 30, 2011.  In addition, we have experienced increased income from our title insurance agency business.  We are positioned for a year of strong profitability as our net income for the first nine months exceeds the previous year’s total net income.”

Mr. Strong continued, “The improved mix of income-generating assets on our balance sheet will continue to benefit us in the future.  Our focus will remain on growing the outstanding loan balances in our portfolio and expanding our customer base in general.  We are experiencing generally improving conditions in our marketplace which is evidenced by the reduction in non-performing assets as a percent of total assets from 3.26% to 2.22% on a year over year comparison.”

In closing, Mr. Strong commented, “We are pleased with our accomplishments and, as always, our current and continued business strategy is focused on long-term profitability and payment of dividends reflecting our strong commitment to shareholder value.”

Net income amounted to $242,000 for the three months ended September 30, 2012, an increase of $131,000, or 118.0%, compared to net income of $111,000 for three months ended September 30, 2011.  The increase in net income on a comparative quarterly basis was primarily the result of the increases in net interest income of $123,000 and non-interest income of $321,000, which were offset by increases in the provision for loan losses of $3,000, non-interest expense of $255,000, and the provision for income taxes of $55,000.

The $123,000, or 13.6% increase in net interest income for the three months ended September 30, 2012 over the comparable period in 2011 was driven by a $56,000, or 4.0% increase in interest income and a $67,000, or 13.8% decrease in interest expense. The increase in interest income was primarily due to a $7.6 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $75.3 million for the three months ended September 30, 2011 to an average balance of $82.9 million for the three months ended September 30, 2012.  The decrease in interest expense was primarily attributable to a 27 basis point decrease in the overall cost of interest-bearing liabilities from 2.12% for the three months ended September 30, 2011 to 1.85% for the same period in 2012.  The average interest rate spread increased from 3.24% for the three months ended September 30, 2011, to 3.77% for the same period in 2012, while the net interest margin improved from 3.48% for the three months ended September 30, 2011 to 3.99% for the three months ended September 30, 2012.

The $321,000, or 782.9% increase in non-interest income for the three months ended September 30, 2012 over the comparable period in 2011 was primarily attributable to a $238,000 increase in fee income generated by Quaint Oak Bank’s mortgage banking and title abstract subsidiaries, a $71,000 increase in net gains realized from the sales of other real estate owned properties, and a $15,000 increase in other income.  These increases were partially offset by a $3,000 decrease in other banking fees and service charges.

The $255,000, or 35.1% increase in non-interest expense for the three months ended September 30, 2012 compared to the same period in 2011 was primarily attributable to a $145,000 increase in salaries and employee benefits expense, a $50,000 increase in FDIC deposit insurance assessment, a $39,000 increase in occupancy and equipment expense, a $32,000 increase in other expense, a $23,000 increase in professional fees, and a $2,000 increase in advertising expense.  Offsetting these increases was a $31,000 decrease in expenses related to other real estate owned and a $5,000 decrease in directors’ fees and expenses.  The increase in salaries and employee benefits expense for the 2012 period compared to 2011 was primarily attributable to increased staff as the Company expanded its mortgage banking and lending operations.  The increase in FDIC deposit insurance assessment was primarily due to a modification of the accrual estimate during the third quarter of 2011 that resulted in a reduction of this expense during that quarter.

The $55,000, or 71.4% increase in the provision for income taxes for the three months ended September 30, 2012 over the three month period ended September 30, 2011 was due primarily to the increase in pre-tax income.  Our effective tax rate declined to 35.3% during the three months ended September 30, 2012 period from 41.0% for the comparable period in 2011 primarily due to the utilization of a state tax credit during the 2012 period.

For the nine months ended September 30, 2012, net income amounted to $791,000, an increase of $406,000, or 105.5%, compared to $385,000 for the nine months ended September 30, 2011.  This increase in net income was primarily the result of the increases in net interest income of $364,000 and non-interest income of $861,000, which were offset by increases in the provision for loan losses of $97,000, non-interest expense of $506,000, and the provision for income taxes of $216,000.

The $364,000, or 13.5% increase in net interest income for the nine months ended September 30, 2012 over the comparable period in 2011 was driven by a $224,000, or 5.4% increase in interest income and a $140,000, or 9.8% decrease in interest expense. The increase in interest income was primarily due to a $6.4 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $74.7 million for the nine months ended September 30, 2011 to an average balance of $81.1 million for the nine months ended September 30, 2012.  The decrease in interest expense was primarily attributable to a 23 basis point decrease in the overall cost of interest-bearing liabilities from 2.14% for the nine months ended September 30, 2011 to 1.91% for the same period in 2012.  The average interest rate spread increased from 3.31% for the nine months ended September 30, 2011, to 3.71% for the same period in 2012, while the net interest margin improved from 3.55% for the nine months ended September 30, 2011 to 3.95% for the nine months ended September 30, 2012.

The $97,000 increase in the provision for loan losses for the nine months ended September 30, 2012 over the nine months ended September 30, 2011 was primarily attributable to the increased volume of loans outstanding during the period.

The $861,000, or 387.8% increase in non-interest income for the nine months ended September 30, 2012 over the comparable period in 2011 was primarily attributable to a $430,000 increase in fee income generated primarily by Quaint Oak Bank’s mortgage banking and title abstract subsidiaries, a $331,000 gain on sale of investment securities available for sale, a $65,000 increase in net gains realized from the sales of other real estate owned properties, a $32,000 gain on the sale of an SBA loan, and a $5,000 increase in other banking fees and service charges.  These increases were partially offset by a $2,000 decrease in other income.

The $506,000, or 23.2% increase in non-interest expense for the nine months ended September 30, 2012 compared to the same period in 2011 was primarily attributable to a $339,000 increase in salaries and employee benefits expense, a $91,000 increase in occupancy and equipment expense, a $71,000 increase in other expense, a $39,000 increase in professional fees, a $38,000 increase in FDIC deposit insurance assessment, and an $8,000 increase in advertising expense.  Offsetting these increases was a $72,000 decrease in expenses related to other real estate owned and an $8,000 decrease in directors’ fees and expenses.  The increase in salaries and employee benefits expense for the 2012 period compared to 2011 was primarily attributable to increased staff as the Company expanded its mortgage banking and lending operations.  The increase in occupancy and equipment expense was primarily related to the move of our Delaware Valley office from 607 Lakeside Office Park, Southampton, PA to a larger facility at 501 Knowles Avenue, Southampton, PA and computer system upgrades.

The $216,000, or 81.5% increase in the provision for income taxes for the nine months ended September 30, 2012 over the nine month period ended September 30, 2011 was due primarily to the increase in pre-tax income as our effective tax rate remained relatively consistent at 37.8% for the 2012 period compared to 40.8% for the comparable period in 2011.

The Company’s total assets at September 30, 2012 were $109.1 million, a decrease of $128,000, or 0.12%, from $109.2 million at December 31, 2011.  The decrease was primarily due to a decrease in cash and cash equivalents of $3.7 million and a decrease in investment securities and mortgage-backed securities of $6.2 million as a result of calls and sales.  During the nine months ended September 30, 2012, $3.9 million of mortgage-backed securities previously designated as held to maturity were transferred into the investment securities available for sale category and sold. This liquidity, when combined with a $1.2 million increase in deposits, was used to fund an increase in loans held for sale of $3.9 million, loans receivable, net of $5.3 million, and the payoff of Federal Home Loan Bank term borrowings in the amount of $1.8 million.

Total interest-bearing deposits increased $1.2 million, or 1.4%, to $89.7 million at September 30, 2012 from $88.5 million at December 31, 2011. This increase in deposits was attributable to an increase in eSavings accounts of $4.4 million, offset by decreases of $1.9 million in certificates of deposit, $1.2 million in statement savings accounts, and $98,000 in passbook savings accounts.

Total stockholders’ equity increased $890,000 to $16.6 million at September 30, 2012 from $15.7 million at December 31, 2011. Contributing to the increase was net income for the nine months ended September 30, 2012 of $791,000, amortization of stock awards and options under our stock compensation plans of $89,000, common stock earned by participants in the employee stock ownership plan of $71,000, and accumulated other comprehensive income of $85,000.  These increases were offset by dividends paid of $113,000 and the purchase of 3,305 shares of the Company’s stock as part of the Company’s stock repurchase programs, for an aggregate purchase price of $33,000.

Non-performing loans amounted to $2.2 million, or 2.68% of net loans receivable at September 30, 2012, consisting of twenty-five loans, seventeen of which are on non-accrual status and eight of which are 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $3.3 million, or 4.42% of net loans receivable at December 31, 2011, consisting of thirty-six loans, twenty of which were on non-accrual status and sixteen of which were 90 days or more past due and accruing interest.  The non-performing loans at September 30, 2012 include twelve one-to-four family non-owner occupied residential loans, six commercial real estate loans, four home equity loans, and three one-to-four family owner-occupied residential loans, and all are generally well-collateralized or adequately reserved for. During the quarter ended September 30, 2012, two loans were placed on non-accrual status resulting in the reversal of approximately $5,000 of previously accrued interest income, two loans that were on non-accrual were transferred to other real estate owned, and one loan that was on non-accrual was paid off with no loss to principal.  Included in non-performing loans are seven loans identified as troubled debt restructurings which totaled $439,000 at September 30, 2012.  The Company had one additional troubled debt restructuring not included in non-performing loans at September 30, 2012 in the amount of $181,000 that was 60-89 days past due. The allowance for loan losses as a percent of total loans receivable was 1.19% at September 30, 2012 and 1.06% at December 31, 2011.

Other real estate owned (OREO) amounted to $255,000 at September 30, 2012, consisting of two properties.  This compares to three properties totaling $185,000 at December 31, 2011.  Non-performing assets amounted to $2.4 million, or 2.22% of total assets at September 30, 2012 compared to $3.5 million, or 3.22% of total assets at December 31, 2011. The OREO properties at September 30, 2012 consisted of two properties in our market area which had been collateral for two loans previously classified as non-accrual and which were transferred to OREO during the quarter. At September 30, 2012, the two OREO properties had an aggregate carrying value of $255,000, which is their estimated fair value at such date.  The properties consisted of a multi-family residential building which had served as collateral for a non-performing loan with an outstanding balance of $200,000 at the time of foreclosure, and a single family non-owner occupied residence which previously had secured a non-performing loan with an outstanding balance of $65,000 at the time of foreclosure.  In conjunction with these transfers, $10,000 of the outstanding loan balances was charged-off through the allowance for loan losses.  Also during the quarter, the Company sold one OREO property and realized a gain of approximately $18,000 on the transaction.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its two banking offices located in Bucks County and Lehigh County, Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)
	At September 30, 2012	At December 31, 2011
Assets	(Unaudited)	(Unaudited)

Cash and cash equivalents	$7,977	$11,687
Investment in interest-earning time deposits	8,124	8,082
Investment securities available for sale at fair value	4,380	6,707
Mortgage-backed securities held to maturity (fair value-2011 $4,248)	-	3,888
Loans held for sale	4,316	413
Loans receivable, net of allowance for loan losses (2012: $973; 2011: $805)	80,651	75,339
Accrued interest receivable	650	543
Investment in Federal Home Loan Bank stock, at cost	503	616
Premises and equipment, net	1,551	1,124
Other real estate owned, net	255	185
Prepaid expenses and other assets	654	605
Total Assets	$109,061	$109,189

Liabilities and Stockholders’ Equity

Liabilities
Deposits, interest-bearing	$89,734	$88,525
Federal Home Loan Bank advances	2,000	3,800
Accrued interest payable	83	98
Advances from borrowers for taxes and insurance	541	822
Accrued expenses and other liabilities	117	248
Total Liabilities	92,475	93,493

Stockholders’ Equity	16,586	15,696
Total Liabilities and Stockholders’ Equity	$109,061	$109,189

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Interest Income	$1,445	$1,389	$4,348	$4,124
Interest Expense	419	486	1,294	1,434
Net Interest Income	1,026	903	3,054	2,690
Provision for Loan Losses	32	29	182	85
Net Interest Income after Provision for Loan Losses	994	874	2,872	2,605
Non-Interest Income	362	41	1,083	222
Non-Interest Expense	982	727	2,683	2,177
Income before Income Taxes	374	188	1,272	650
Income Taxes	132	77	481	265
Net Income	$242	$111	$791	$385

Per Common Share Data:	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Earnings per share - basic	$0.27	$0.13	$0.89	$0.44
Average shares outstanding - basic	891,168	878,477	886,014	873,539
Earnings per share - diluted	$0.27	$0.13	$0.89	$0.44
Average shares outstanding - diluted	894,975	880,524	890,648	878,393

Tangible book value per share, end of period	$16.55	$15.74	$16.55	$15.74
Shares outstanding, end of period	983,821	987,126	983,821	987,126

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Selected Operating Ratios:	(Unaudited)		(Unaudited)
Average yield on interest-earning assets	5.62%	5.36%	5.62%	5.45%
Average rate on interest-bearing liabilities	1.85%	2.12%	1.91%	2.14%
Average interest rate spread	3.77%	3.24%	3.71%	3.31%
Net interest margin	3.99%	3.48%	3.95%	3.55%
Average interest-earning assets to average interest-bearing liabilities	113.23%	113.28%	113.82%	112.85%
Efficiency ratio	70.80%	77.01%	64.87%	74.76%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	2.68%	4.00%	2.68%	4.00%
Non-performing assets as a percent of total assets	2.22%	3.26%	2.22%	3.26%
Allowance for loan losses as a percent of non-performing loans	45.01%	25.20%	45.01%	25.20%
Allowance for loan losses as a percent of total loans receivable	1.19%	1.00%	1.19%	1.00%

(1) Asset quality ratios are end of period ratios.

CONTACT:	Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

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